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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE


                         HALLMARK ENTERTAINMENT NETWORK
                       LAUNCHES REDESIGNED BRAND STRATEGY

          Based upon extensive viewer research and operator feedback, Hallmark is rolling out a new brand platform

          Branded theme blocks, new positioning line, on-air graphics and signature music developed to support new branding efforts


ENGLEWOOD, CO - AUGUST 21, 2000 - Having achieved significant penetration and awareness throughout Asia, Latin America, Europe, Africa and the Middle East, Hallmark Entertainment Network, which is owned and operated by Crown Media International, Inc. the international subsidiary of Crown Media Holdings, Inc. (NASDAQ NM: CRWN) (ASE: CRWN), today announced that as part of its global business plan, the company will introduce a psychographic-based brand strategy which will reward the viewers with a more fulfilling entertainment experience. Based on extensive research with core viewers and operators, the company will implement a comprehensive marketing campaign to aggressively build equity in the brand. To that end, Hallmark has created a new brand package, which will include branded theme blocks, a new positioning line, on-air graphics and signature music.

 "To reflect the core brand values expressed by our viewers in the research, we chose Celebrate Life as our new positioning line," commented Ms. Chris Moseley, Executive Vice President, Worldwide Marketing for Crown Media Holdings, Inc. "The viewers told us quite simply that our programming has helped them better understand their lives. The Hallmark brand is incredibly relevant to them and they value it above other entertainment channels because they can experience a sense of growth, have a better understanding of life and appreciate it all with new meaning."

"Our research provided us with the fundamental shared values of our viewership enabling us to provide our audience with a television experience relevant to their daily lives," said Andrew Brilliant, Executive Vice President/Deputy CEO for Crown Media International. "We are able to provide programming with unique value to our viewers, operators and advertisers. Our new positioning clearly differentiates us from all other channels locally, regionally and globally. Hallmark Entertainment Network is like no other channel within the entertainment arena."

As the first step of this redesign, Hallmark commissioned Lubin Lawrence, Inc.
(LLI), a renowned global brand strategy development-consulting firm which has worked with such clients as Microsoft, Unilever, and PepsiCo. Working closely with LLI, Hallmark initiated a six-month global branding research project that included in-depth MSO and consumer focus groups in the UK, Poland, Taiwan, India and Argentina. The entire project focused on five key factors:
Identification of key viewer segments critical for future growth; understanding of the core values of the target audience; fundamental viewer understanding; definition and development of the Hallmark brand platform and lastly, the translation of the brand platform into a dominant growth strategy.

The next component of marketing the Hallmark brand was the development of a new graphics package, unique musical signature, and new positioning for the network. PMcD Design, the internationally acclaimed design firm whose clients include TNT, AMC, ESPN, and National Geographic, was retained to create and visually communicate the new network identity. From the very beginning of the redesign, PMcD participated in all the focus groups enabling them to have a true understanding of what the viewers wanted. Based on this knowledge, PMcD has developed all-new print and broadcast elements that will communicate and support the new brand delivering optimism, energy, zest for life and spontaneity.




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Additional creative support for the package was provided by Unconventional
Wisdom, the copywriting house which provided Celebrate Life, the new positioning line for the network, and Elias Associates, a leading music production company which provided the network's new unique musical signature.

The core of the network's programming has been exclusive, original movies produced by the network's sister company, Hallmark Entertainment, Inc. (HEI). To that end, the network will continue to fill its line-up with exclusive HEI product and take the programming platform further by launching branded blocks.

Six new primetime branded blocks have been created to offer Hallmark viewers appointment television and advertisers a more defined target audience. While the programming of the individual branded blocks appeals to a more specific audience, the programming itself will still offer entertainment that can translate to a broad viewing spectrum while providing a viewing destination that will not have to be censored by parents.

The network will take ownership of the redesigned brand over the course of a six month roll-out beginning November 1 in Asia and Latin America, followed by a December launch in Czech Republic, Slovakia, Turkey, Greece and Central Europe. Throughout the first quarter of 2001, the redesigned brand will also launch in New Zealand, Australia and Japan, Eastern Europe, Israel, Middle East, Russia, South Africa and rounding out the launch will be Scandalux, Spain and Italy.

ABOUT HALLMARK ENTERTAINMENT NETWORK

Hallmark Entertainment Network is a global channel brand showcasing high-quality, award-winning original movies and miniseries to over 27 million households worldwide. It is owned and operated by Crown Media International, Inc. a wholly owned subsidiary of Crown Media Holdings, Inc.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality family programming. The Company currently operates and distributes three cable channels: Hallmark Entertainment Networks in over 70 international markets, the Odyssey Network in the United States and the Kermit Channel in Asia. Crown Media has more than 60 million subscribers worldwide.

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors included in the Company's registration statement, as amended, registration no. 333-95573, initially filed on January 28, 2000.

                                     # # #

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
INVESTOR RELATIONS:                              U.S. MEDIA:
John Nesbett/Mary Ellen Adipietro                Elissa Grabowski/Pamela Rigler
Lippert/Heilshorn & Associates                   Lippert/Heilshorn & Associates
212-838-3777                                     212-838-3777
jgn@lhai.com/mary@lhai.com                       elissa@lhai.com/pamela@lhai.com

INTERNATIONAL MEDIA:
Sheila Morris/Georgia Scott
Morris Marketing Inc.
818-487-9300
sheila@morrispr.com




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For Immediate Release


ECHOSTAR TO ADD ODYSSEY NETWORK TO DISH PROGRAMMING LINE-UP

      Odyssey Available to DISH Network's 4.3 Million Customers Nationally


STUDIO CITY, CA - SEPTEMBER 5, 2000 - Odyssey Network, owned and operated by a wholly owned subsidiary of Crown Media Holdings, Inc. (NASD: CRWN) (ASE: CRWN), has signed a long-term distribution agreement with EchoStar Communications Corporation (NASDAQ: DISH, DISHP) to make the network available to EchoStar's
4.3 million customers beginning September 5. Announcement of the agreement was made by Margaret Loesch, President & CEO of Odyssey, and Michael Schwimmer, Vice President of Programming at EchoStar Satellite Company.

Under the agreement, Odyssey will be offered in DISH Network's America's Top 150 programming package, at no additional charge. America's Top 150 features family, sports, news and movie channels in one package.

Odyssey Network, which provides quality family television programming to a national audience of nearly 28 million subscribers, is the domestic network of Crown Media Holdings, Inc. Strategic investors in Crown Media include Hallmark Entertainment, Inc., EM.TV & Merchandising AG (parent company of The Jim Henson Company), Liberty Media Corp. (NYSE: LMG.A and LMG.B), the KirchMedia GmbH & Co. KgaA and the National Interfaith Cable Coalition.

 "OUR PARTNERSHIP WITH DISH NETWORK IS A TREMENDOUS OPPORTUNITY FOR US TO BROADEN OUR REACH AND TO INCREASE THE PROFILE OF ODYSSEY," SAID RON GARFIELD, SENIOR VICE PRESIDENT, NETWORK DISTRIBUTION & SERVICE FOR ODYSSEY NETWORK, WHO LED NEGOTIATIONS FOR THE NETWORK. "WE'RE VERY PLEASED THAT OUR DISTRIBUTION NOW INCLUDES BEING PART OF DISH NETWORK'S PROGRAMMING LINEUP."

"Through its ties with Hallmark Entertainment and The Jim Henson Company, Odyssey provides a truly unique blend of entertainment programming that answers the call of viewers who want high quality, thought-provoking programming they can watch with their families" said Mr. Schwimmer. "We're delighted to be making this programming choice available to DISH Network customers."

Odyssey Network is a 24-hour television channel that provides high-quality family entertainment programming to a national audience of nearly 28 million subscribers. The network is distributed through 1,500 cable systems, DirecTV (Channel 312) EchoStar DISH Network (Channel 185) and Primestar (Channel 84) direct-to-home satellite services and C-Band dish owners across the country. For more information on Odyssey Network and its programming visit www.OdysseyChannel.com.




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DISH Network is EchoStar's state-of-the-art direct broadcast satellite system with the capacity to offer 500 channels of digital video and CD-quality audio programming as well as fully MPEG-2/DVB compliant hardware and installation. DISH Network, a trademark of EchoStar Communications Corporation, currently serves more than 4.3 million customers nationwide. EchoStar is included in the Nasdaq-100 Index (NDX) which contains the largest non-financial companies on the NASDAQ Stock Market.



About Crown Media Holdings, Inc.

CROWN MEDIA HOLDINGS, INC. OWNS AND OPERATES PAY TELEVISION CHANNELS DEDICATED TO HIGH QUALITY FAMILY PROGRAMMING. THE COMPANY CURRENTLY OPERATES AND DISTRIBUTES THREE CABLE CHANNELS: HALLMARK ENTERTAINMENT NETWORKS IN OVER 70 INTERNATIONAL MARKETS, THE ODYSSEY NETWORK IN THE UNITED STATES AND THE KERMIT CHANNEL IN ASIA. CROWN MEDIA HAS MORE THAN 60 MILLION SUBSCRIBERS WORLDWIDE.

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition and fluctuations in the availability of programming and fluctuations in demand for the programming we air on our channels, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors included in the Company's registration statement, as amended, registration no. 333-95573, initially filed on January 28, 2000. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ODYSSEY NETWORK
Mark J. Kern     818.755.2626
Joan Behan       212.930.1947

ECHOSTAR
Judianne Atencio 303 723.2010
Marc Lumpkin     303.723.2020




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FOR IMMEDIATE RELEASE


                            CROWN MEDIA HOLDINGS, INC
                   RESTRUCTURES KERMIT CHANNEL THROUGHOUT ASIA

     Hallmark Entertainment Network Asia to Launch Daytime Blocks Featuring
         All New Programming including the "Best of the Best" of Kermit


ENGLEWOOD, CO -- OCTOBER 26, 2000 -- Following the redesign of the Hallmark Entertainment Network, Crown Media Holdings, Inc. (NASDAQ NM: CRWN) (ASE: CRWN), today announced that it will restructure the Kermit Channel in Asia.

As part of its extended business plan to increase distribution and drive advertising support of its channels, Crown Media's Hallmark Entertainment Network will introduce a new daytime block developed for the Asian market. Offering six hours of daytime programming dedicated to the kids' market (a 3-hour midmorning block and a 3-hour afternoon block), the block is set to launch on the channel November 1, 2000 at which time Kermit Channel will cease broadcasting in its Asian regions. The kids' block will continue to underscore the Company's commitment to provide an array of children's programming that is consistently fresh, enriching, educating and entertaining, including Kermit's highly regarded "edutainment" programming, as part of its line-up. The kids' block, while providing value-added viewing to the current Hallmark Entertainment Network subscribers throughout Asia, also offers a unifying front for advertisers seeking programming targeted to the highly desirable kids' demographic.

"The programming from Kermit, which will be included in the kids' block, is directly in line with Hallmark Entertainment Network's positioning," commented David Evans, President and Chief Executive Officer for Crown Media Holdings, Inc. "Hallmark Entertainment Network's more established brand presence and evolved brand equity led the Company to realize the strength of the combined networks. By combining the two channels, Hallmark Entertainment Network is now able to deliver its best programming via one strong channel that targets all of our demos."

In India, where Kermit Channel currently maintains a significant number of subscribers, the channel will continue to broadcast under its existing banner. Crown Media is currently in discussions with Modi Entertainment Network (MEN), the leader in distribution and subscriber management services for pay television signals throughout India, regarding the possibility of a joint venture to leverage the existing subscriber base for additional distribution and advertising revenue.


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ABOUT HALLMARK ENTERTAINMENT NETWORK

Hallmark Entertainment Network is a global channel brand showcasing high-quality, award-winning original movies and miniseries to over 27 million households worldwide. It is owned and operated by Crown Media International, Inc. a wholly owned subsidiary of Crown Media Holdings, Inc.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality family programming. The Company currently operates and distributes three cable channels: Hallmark Entertainment Network in over 70 international markets, the Odyssey Network in the United States and the Kermit Channel in Asia and India. Crown Media has more than 60 million subscribers worldwide.

ABOUT MODI ENTERTAINMENT NETWORK

MEN is a part of the K.K. Modi Group (KKM), headquartered in Mumbai, KKM is among the leading industrial conglomerates in India with wide-ranging business interests in chemicals, tobacco, tea, home care consumer products, media & entertainment. MEN is a pioneer and leader in providing distribution and subscriber management services or encrypted "pay" television services in India.

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the quarter ended June 30, 2000. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
INVESTOR RELATIONS:                            U.S. MEDIA:

John Nesbett/Mary Ellen Adipietro              Elissa Grabowski/Pamela Rigler
Lippert/Heilshorn & Associates                 Lippert/Heilshorn & Associates
212-838-3777                                   212-838-3777
jgn@lhai.com/mary@lhai.com                     elissa@lhai.com/pamela@lhai.com
--------------------------                     --------------- ---------------

INTERNATIONAL MEDIA:

Sheila Morris/Georgia Scott
Morris Marketing Inc.
818-487-9300
sheila@morrispr.com